EXHIBIT 99

News Release
COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports
Strong Second Quarter Results

- Quarterly earnings per share of $0.53
- Loan growth of $101 million in the quarter (12% annualized)
- Acquisition of 16 former HSBC branches completed in July

                        SYRACUSE, N.Y. — July 24, 2012 — Community Bank System, Inc. (NYSE: CBU) reported second quarter 2012 net income of $21.1 million, or $0.53 per share, an increase of 17.2% over the $18.0 million, or $0.49 per share, reported for the second quarter of 2011. Year-to-date earnings of $39.9 million, or $1.01 per share, increased 16.8% and five cents per share, compared to the first six months of 2011.

Total revenue for the second quarter of 2012 was $81.5 million, an increase of $4.5 million, or 5.9%, over the prior year second quarter.  The higher revenue was a result of an 11.4% increase in average earning assets, including growth in both loans and investment securities.  The net interest income generated by these increases in earning assets was partially offset by a 17-basis point decline in the Company’s net interest margin to 3.96%.  The quarterly provision for loan losses of $2.2 million was $1.1 million higher than the second quarter of 2011, and consistent with the increase in quarterly net charge-offs and generally stable asset quality trends.  Total operating expenses were $49.4 million for the quarter, down $1.8 million or 3.4% from the second quarter of 2011, reflecting lower acquisition-related expenses.

“We produced strong operating results for the second quarter, characterized by earning asset growth that drove a six percent increase in top line revenues, disciplined operating expense management and continued stable and favorable asset quality metrics,” said President and Chief Executive Officer Mark E. Tryniski. “We grew loans by $101 million in the quarter, with improvements across all portfolios. We continued to appropriately manage our cost of funds and were able to maintain a stable net interest margin through the first half of this year.  On July 23, 2012, we completed the acquisition and conversion of 16 former HSBC branch locations, which will strengthen our competitive presence across our Upstate New York footprint.  We are pleased with the successful conversion process, and excited by the opportunity to solidify and expand our relationship with these new customers.  We expect to complete the conversion process of the remaining three branches that we are acquiring from First Niagara in early September.  We believe that we’re positioned to produce solid core results for the remainder of 2012, and are enthusiastic about the potential to create incremental shareholder value from the recent acquisitions.”

Net interest income in the second quarter of 2012 increased 6.6%, to $57.8 million, from the prior year quarter, the result of a $647.8 million increase in average interest-earning assets, comprised of an additional $590 million of investment securities (including cash equivalents) and a 1.7% increase in average loans.  On a linked quarter basis loans grew $100.9 million, or 2.9%, with favorable results experienced in all portfolios (consumer installment products, consumer mortgage, and business lending).  The Company’s net interest margin of 3.96% for the quarter was consistent with the first quarter of this year, and 17 basis points lower than the second quarter of 2011.  Quarterly net interest income generation reflected the continuation of the pre-investing of a portion of the net liquidity received from the branch acquisition principally in US Treasury and other high-quality government securities.  This pre-investing initiative began late in the first quarter of 2012.

Community Bank System, Inc.

Second quarter non-interest income increased $0.9 million to $23.7 million compared with second quarter 2011, reflecting increased benefits administration and consulting fees, higher deposit services fees, increased wealth management revenues offset somewhat by lower mortgage banking revenues.  The employee benefits administration and consulting revenues were up 10.3% compared to second quarter 2011, principally from the December 2011 acquisition of Metro New York based, CAI Benefits (CAI).    Wealth management fees were up $0.3 million, or 11.5% over second quarter 2011, driven by solid gains in trust services and asset management.  Mortgage banking revenues of $0.2 million for the quarter were almost entirely from servicing fees, reflective of the decision to continue to hold a majority of the Company’s mortgage originations in portfolio. Deposit service fees of $11.0 million were up $0.5 million, or 5.2% from second quarter of 2011, and seasonally higher than the first quarter of 2012.

Second quarter core (excluding acquisition expenses) operating expenses of $49.2 million, increased $1.7 million over the second quarter of 2011, and included the recurring operating expenses of CAI.  On a linked quarter basis operating expenses were essentially flat, with seasonally lower employee benefits and occupancy expenses offsetting higher business development and marketing costs.

The second quarter 2012 effective income tax rate, of 29.6%, was 2.2% above the effective tax rate for the prior year quarter, the result of a higher proportion of income being generated from fully taxable sources.

Financial Position

Average earning assets for the second quarter were $6.3 billion, an increase of $647.8 million compared to second quarter 2011, and up $421.6 million over the first quarter of 2012.  Ending loans increased $100.9 million on a  linked basis reflecting strong organic growth primarily from consumer mortgage and installment products.  Average investment securities, including cash equivalents increased $589.7 million from second quarter 2011, reflective of the Company’s acquired liquidity pre-investment initiative, which began late in the first quarter.  Average deposits increased $231.9 million, or 5.0%, compared to the second quarter of 2011, with core accounts growing by $357 million and time deposits declining $125 million.  Quarter-end borrowings were $1.26 billion, and included $430 million of overnight funds which were extinguished upon the completion of the HSBC branch acquisition.

Quarter-end shareholders’ equity of $885.1 million was $155.0 million, or 21.2%, higher than June 30, 2011, and up $44.4 million from the end of the first quarter of 2012.  The increase was driven by the January 2012 issuance of 2.1 million additional shares in support of the Company’s acquisition of 19 branch-banking centers in Upstate New York, appreciation in the available-for-sale investment portfolio, and continued solid growth in retained earnings due to record net income generation.  The continued strengthening of the Company’s capital position was evidenced by the 165 basis-point increase in the net tangible equity to net tangible assets ratio from the end of the second quarter of 2011 in comparison to June 30, 2012, as well the 39 basis-point increase in the same ratio from March 31, 2012.

Community Bank System, Inc.

Asset Quality

The Company’s asset quality metrics continue to be markedly better than comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.

Net charge-offs were $2.1 million for the second quarter, compared to $2.0 million for the first quarter of 2012 and $0.7 million for second quarter of 2011.  Nonperforming loans as a percentage of total loans at June 30, 2012 were 0.90% (0.79% excluding acquired loans), down from the 0.92% at March 31, 2012, and up from a very modest 0.58% of total loans at June 30, 2011.  The total delinquency ratio of 1.71% at the end of the second quarter (1.62% excluding acquired loans) was down seven basis points from first quarter 2012, and up 21 basis points from the 1.50% level at June 30, 2011.  The second quarter provision for loan losses of $2.2 million was $0.5 million higher than the first quarter provision and up $1.1 million from the second quarter of 2011.  The allowance for loan losses to nonperforming loans was 131% at June 30, 2012, compared to 132% on March 31, 2012 and 144% as of December 31, 2011.

Upstate New York Branch Banking Expansion

The Company announced during the first quarter that it had entered into agreements to acquire 19 branch-banking centers across its core Upstate New York markets from HSBC and First Niagara through its wholly-owned subsidiary, Community Bank, N.A. The Company completed the first stage of the transaction by acquiring and converting the 16 HSBC branches on July 23, 2012. The acquisition and conversion of the three remaining branches, from First Niagara, is expected to be completed in early September 2012.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow (Wednesday) July 25, 2012 to discuss second quarter results.  The conference call can be accessed at 1-877-551-8082 (1-904-520-5770 if outside United States and Canada).  An audio recording will be available one hour after the call until September 30, 2012, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2912801.  Investors may also listen live via the Internet at: [http://www.videonewswire.com/event.asp?id=88075] and may be accessed at any point during this time at no cost.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $7.2 billion in assets (as of June 30, 2012) and over 180 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania, where it conducts business as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., a national employee benefits consulting and trust administration firm with offices in New York, New Jersey, Pennsylvania and Texas; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, Inc., a wealth management firm delivering a wide range of financial products throughout the Company's branch network; and Nottingham Advisors, an investment management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year-to-Date
	June 30,	June 30,	June 30,	June 30,
Earnings	2012	2011	2012	2011
Loan income	$47,077	$49,471	$94,715	$91,768
Investment income	23,468	20,379	43,341	38,369
Total interest income	70,545	69,850	138,056	130,137
Interest expense	12,774	15,663	26,376	30,427
Net interest income	57,771	54,187	111,680	99,710
Provision for loan losses	2,155	1,050	3,799	2,100
Net interest income after provision for loan losses	55,616	53,137	107,881	97,610
Deposit service fees	11,035	10,488	21,404	20,173
Mortgage banking revenues	234	982	554	1,378
Other banking services	662	645	1,336	1,043
Wealth management services	3,101	2,782	6,233	4,962
Benefit trust, administration, consulting and actuarial fees	8,664	7,854	17,637	16,037
Investment securities and debt extinguishment gains/(losses), net	0	14	0	14
Total noninterest income	23,696	22,765	47,164	43,607
Salaries and employee benefits	26,844	25,531	54,269	48,642
Occupancy and equipment and furniture	6,130	6,253	12,593	12,310
Amortization of intangible assets	1,045	1,189	2,131	2,090
Acquisition expenses	164	3,617	424	4,308
Other	15,187	14,536	29,356	27,092
Total operating expenses	49,370	51,126	98,773	94,442
Income before income taxes	29,942	24,776	56,272	46,775
Income taxes	8,871	6,790	16,375	12,629
Net income	$21,071	$17,986	$39,897	$34,146
Basic earnings per share	$0.53	$0.49	$1.02	$0.97
Diluted earnings per share	$0.53	$0.49	$1.01	$0.96

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2012		2011
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings
Loan income	$47,077	$47,638	$50,511	$50,702	$49,471
Investment income	23,468	19,873	19,903	19,716	20,379
Total interest income	70,545	67,511	70,414	70,418	69,850
Interest expense	12,774	13,602	15,279	15,850	15,663
Net interest income	57,771	53,909	55,135	54,568	54,187
Provision for loan losses	2,155	1,644	1,593	1,043	1,050
Net interest income after provision for loan losses	55,616	52,265	53,542	53,525	53,137
Deposit service fees	11,035	10,369	11,027	11,134	10,488
Mortgage banking revenues	234	320	37	320	982
Other banking services	662	674	694	1,179	645
Wealth management services	3,101	3,132	2,831	2,904	2,782
Benefit trust, administration, consulting and actuarial fees	8,664	8,973	7,879	7,685	7,854
Investment securities and debt extinguishment gains/(losses), net	0	0	(69)	(6)	14
Total noninterest income	23,696	23,468	22,399	23,216	22,765
Salaries and employee benefits	26,844	27,425	27,093	26,543	25,531
Occupancy and equipment and furniture	6,130	6,463	6,089	6,103	6,253
Amortization of intangible assets	1,045	1,086	1,130	1,161	1,189
Acquisition expenses	164	260	142	381	3,617
Other	15,187	14,169	13,383	13,905	14,536
Total operating expenses	49,370	49,403	47,837	48,093	51,126
Income before income taxes	29,942	26,330	28,104	28,648	24,776
Income taxes	8,871	7,504	9,116	8,640	6,790
Net income	$21,071	$18,826	$18,988	$20,008	$17,986
Basic earnings per share	$0.53	$0.49	$0.51	$0.54	$0.49
Diluted earnings per share	$0.53	$0.48	$0.51	$0.54	$0.49
Profitability
Return on assets	1.20%	1.14%	1.16%	1.23%	1.14%
Return on equity	9.82%	9.22%	9.96%	10.67%	10.15%
Return on tangible equity(3)	16.01%	15.59%	17.91%	19.63%	17.11%
Noninterest income/operating income (FTE) (1)	27.6%	28.8%	27.6%	28.5%	28.1%
Efficiency ratio (2)	56.1%	59.0%	57.2%	57.0%	57.2%
Components of Net Interest Margin (FTE)
Loan yield	5.42%	5.58%	5.80%	5.81%	5.77%
Cash equivalents yield	0.34%	0.26%	0.25%	0.25%	0.24%
Investment yield	3.97%	4.33%	4.49%	4.55%	4.75%
Earning asset yield	4.78%	4.89%	5.11%	5.13%	5.24%
Interest-bearing deposit rate	0.44%	0.56%	0.65%	0.70%	0.70%
Borrowing rate	2.85%	3.79%	4.21%	4.27%	4.24%
Cost of all interest-bearing funds	0.99%	1.13%	1.27%	1.32%	1.34%
Cost of funds (includes DDA)	0.84%	0.96%	1.08%	1.12%	1.14%
Net interest margin (FTE)	3.96%	3.96%	4.06%	4.04%	4.13%
Fully tax-equivalent adjustment	$4,335	$4,031	$3,851	$3,836	$4,018

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2012		2011
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Average Balances
Loans	$3,512,427	$3,454,240	$3,473,366	$3,481,087	$3,454,246
Cash equivalents	10,017	251,828	233,984	240,127	177,154
Taxable investment securities	2,091,576	1,565,215	1,495,590	1,458,127	1,447,815
Nontaxable investment securities	692,839	613,947	567,835	560,051	579,795
Total interest-earning assets	6,306,859	5,885,230	5,770,775	5,739,392	5,659,010
Total assets	7,058,473	6,618,812	6,474,722	6,447,210	6,313,391
Interest-bearing deposits	4,003,213	3,964,062	3,929,231	3,926,457	3,864,671
Borrowings	1,182,707	859,774	830,344	832,505	839,003
Total interest-bearing liabilities	5,185,920	4,823,836	4,759,575	4,758,962	4,703,674
Noninterest-bearing deposits	907,153	884,451	878,443	867,373	813,789
Shareholders' equity	862,747	821,043	756,334	743,730	710,765
Balance Sheet Data
Cash and cash equivalents	$130,902	$132,055	$324,878	$425,877	$273,693
Investment securities	2,931,918	2,765,145	2,151,370	2,075,283	2,088,105
Loans:
Business lending	1,216,309	1,210,773	1,226,439	1,261,125	1,290,893
Consumer mortgage	1,289,155	1,245,217	1,214,621	1,167,781	1,149,219
Consumer installment - indirect	591,249	542,605	556,955	564,423	549,449
Home equity	310,555	317,716	323,840	328,468	330,213
Consumer installment - direct	154,403	144,428	149,170	154,672	158,376
Total loans	3,561,671	3,460,739	3,471,025	3,476,469	3,478,150
Allowance for loan losses	41,828	41,809	42,213	42,463	42,531
Intangible assets	358,435	359,480	360,564	360,228	363,015
Other assets	225,233	236,848	222,651	208,460	230,053
Total assets	7,166,331	6,912,458	6,488,275	6,503,854	6,390,485
Deposits:
Noninterest-bearing	944,695	911,131	894,464	887,009	849,071
Non-maturity interest-bearing	2,942,333	2,974,191	2,776,532	2,782,241	2,721,589
Time	1,023,324	1,066,685	1,124,249	1,169,503	1,186,442
Total deposits	4,910,352	4,952,007	4,795,245	4,838,753	4,757,102
Borrowings	1,157,872	910,427	728,281	728,335	728,441
Subordinated debt held by unconsolidated subsidiary trusts	102,060	102,054	102,048	102,042	102,036
Other liabilities	110,988	107,297	88,118	79,091	72,835
Total liabilities	6,281,272	6,071,785	5,713,692	5,748,221	5,660,414
Shareholders' equity	885,059	840,673	774,583	755,633	730,071
Total liabilities and shareholders' equity	7,166,331	6,912,458	6,488,275	6,503,854	6,390,485
Capital
Tier 1 leverage ratio	8.98%	9.37%	8.38%	8.17%	8.07%
Tangible equity/net tangible assets (3)	8.09%	7.70%	7.12%	6.79%	6.44%
Diluted weighted average common shares O/S	40,057	39,323	37,491	37,312	37,061
Period end common shares outstanding	39,472	39,439	36,986	36,829	36,807
Cash dividends declared per common share	$0.26	$0.26	$0.26	$0.26	$0.24
Book value	$22.42	$21.32	$20.94	$20.52	$19.84
Tangible book value(3)	$14.00	$12.84	$11.85	$11.37	$10.59
Common stock price (end of period)	$27.12	$28.78	$27.80	$22.69	$24.79

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2012		2011
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Asset Quality
Nonaccrual loans	$28,570	$30,147	$26,262	$16,502	$17,833
Accruing loans 90+ days delinquent	3,437	3,889	3,089	2,319	2,499
Total nonperforming loans	32,007	34,036	29,351	18,821	20,332
Other real estate owned (OREO)	2,899	2,690	2,682	2,776	3,269
Total nonperforming assets	34,906	36,726	32,033	21,597	23,601
Net charge-offs	2,135	2,048	1,844	1,111	666
Allowance for loan losses/loans outstanding	1.17%	1.21%	1.22%	1.22%	1.22%
Nonperforming loans/loans outstanding	0.90%	0.92%	0.85%	0.54%	0.58%
Allowance for loan losses/nonperforming loans	131%	132%	144%	226%	209%
Net charge-offs/average loans	0.24%	0.24%	0.21%	0.13%	0.08%
Delinquent loans/ending loans	1.71%	1.78%	1.99%	1.56%	1.50%
Loan loss provision/net charge-offs	101%	80%	94%	94%	158%
Nonperforming assets/total assets	0.49%	0.50%	0.49%	0.33%	0.37%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$22,395	$20,178	$17,585	$13,540	$13,208
Accruing loans 90+ days delinquent	3,070	2,700	2,878	2,233	2,466
Total nonperforming loans	25,465	22,878	20,463	15,773	15,674
Other real estate owned (OREO)	1,577	1,778	1,734	1,810	1,889
Total nonperforming assets	27,042	24,656	22,196	17,583	17,563
Net charge-offs	1,217	752	1,844	1,111	666
Allowance for loan losses/loans outstanding	1.28%	1.30%	1.36%	1.38%	1.40%
Nonperforming loans/loans outstanding	0.79%	0.74%	0.69%	0.52%	0.52%
Allowance for loan losses/nonperforming loans	161%	175%	197%	268%	271%
Net charge-offs/average loans	0.16%	0.10%	0.24%	0.14%	0.09%
Delinquent loans/ending loans	1.62%	1.61%	1.77%	1.57%	1.45%
Loan loss provision/net charge-offs	180%	37%	79%	72%	158%
Nonperforming assets/total assets	0.40%	0.38%	0.36%	0.29%	0.30%

(1) Excludes gain (loss) on investment securities.
(2) Excludes intangible amortization, goodwill impairment, acquisition expenses, and gain (loss) on investment securities.
(3) Includes deferred tax liabilities (of approximately $26.0 million at 6/30/12) generated from tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.